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EXHIBIT 16.1


                         [ERNST & YOUNG LLP LETTERHEAD]



June 1, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 30, 2000, of ZapMe! Corporation and are in agreement with the statements contained in paragraphs 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              /s/ Ernst & Young LLP